Exhibit 4(v)

EAGLE LIFE INSURANCE COMPANY
[6000 Westown Parkway, West Des Moines, Iowa 50266, (866) 526-0995]

CONFINEMENT CARE RIDER

WAIVER OF SURRENDER CHARGES FOR CONFINEMENT IN A

QUALIFIED CARE FACILITY

This Rider is a part of the Base Contract.  Rider(s), Base Contract and attached Application make up the entire Contract.  Base Contract No.: XXXXXX  Benefit Eligibility Date: [XXXXXX]

RIDER BENEFIT

After the first Contract Year You may take one additional Penalty-free Withdrawal of up to 100% of Your Contract Value if the Annuitant is confined in a Qualified Care Facility and said confinement is an initial confinement occurring after the end of the first Contract Year.  The confinement must be for at least 90 consecutive days, 30 consecutive days for Hospice, and We must receive written confirmation of said confinement from the Qualified Care Facility and a written recommendation/referral for such confinement from the Annuitant’s Qualified Physician.

This Rider is a one time use Benefit. This Rider is exhausted once You take Your one additional Penalty-free Withdrawal.

All other Limitations under the Base Contract apply.

DEFINITIONS

When We use these words, We mean:

Rider:	This Rider
Base Contract:	The Contract to which this Rider is attached.
Qualified Physician:	Any person, who is licensed as an MD or DO to practice medicine in the United States and who is not the Annuitant, Owner or any member of either family.
Qualified Care Facility:	Any one of the following:

QUALIFIED CARE FACILITIES

Qualified Care Facilities are health care facilities licensed and operated according to laws of their location and for the purposes of this Rider consist of the following:

Skilled Nursing Facility—means a facility:

1.   That provides skilled nursing care supervised by a licensed physician; and

2.   Provides 24 hour-a-day nursing care by, or supervised by, an R.N; and

3.   Keeps a daily medical record of each patient.

Intermediate Care Facility—means a facility:

1.   That provides 24 hour-a-day nursing care by, or supervised by, an R.N. or an L.P.N; and

2.   Keeps a daily medical record of each patient.

Hospital—means a facility:

1.   That operates for the care and treatment of sick or injured persons as inpatients; and

2.   Provides 24 hour-a-day nursing care by, or supervised by, an R.N; and

3.   Is supervised by a staff of licensed physicians; and

4.   Has medical, diagnostic and major surgical capabilities or access to such capabilities.

Hospice—means a facility:

1.   That provides a formal program for a terminally ill patient whose life expectancy is less than 6 months, provided on an inpatient basis directed by a Qualified Physician; and

2.   Is licensed, certified or registered as a Hospice in accordance with state laws.

Qualified Care Facilities do NOT include:

1.   Drug or alcohol treatment facilities.

2.   Homes for the aged or mentally ill, community living facilities, or places that primarily provide domiciliary, residency or retirement care.

3.   Places that are owned or operated by a member of the Annuitant’s immediate family.

All other definitions in the Base Contract, apply to this Rider.

TERMINATION

Rider terminates on earliest of the date:

1.   Upon Your written request;

2.   The Base Contract matures;

3.   The Base Contract terminates;

4.   You take Your additional Withdrawal under this Rider; or

5.   The Annuitant dies.*

* If the Annuitant is the Owner, the beneficiary under the Base Contract is the Annuitant’s spouse, the spouse opts to become the new Owner, and You have not taken Your additional Withdrawal under this Rider, then this Rider will remain in effect under the Ownership of the surviving spouse.

GENERAL

Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider.

EAGLE LIFE INSURANCE COMPANY

WEST DES MOINES, IOWA

Debra J. Richardson	David J. Noble
Secretary	President